Citibank Credit Card Issuance Trust
Final Term Sheet dated February 15, 2008
$750,000,000 Floating Rate Class 2008-A2 Notes of January 2018
(Legal Maturity Date January 2020)

           The issuance trust proposes to issue and sell additional Class 2008-A2 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated January 23, 2008, as supplemented. The offered Class 2008-A2 Notes will form a part of the same subclass as, and are fungible with, the issuance trust’s outstanding $1,100,000,000 Floating Rate Class 2008-A2 Notes of January 2018 (legal maturity date January 2020) issued on February 8, 2008. The offered Class 2008-A2 Notes have the same International Security Identification Number (ISIN), Common Code and CUSIP Number as, and upon closing will trade interchangeably with, the currently outstanding Class 2008-A2 Notes. Upon completion of this offering, the aggregate outstanding principal amount of Class 2008-A2 Notes will be $1,850,000,000. The offered Class A Notes will have the same terms and underwriting arrangements as the Class 2008-A2 Notes described in the prospectus supplement dated February 1, 2008 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$750,000,000
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	One-month LIBOR plus 1.15% per annum (for the initial interest period the interest rate is 4.32198% per annum)
Expected Principal Payment Date:	January 23, 2018
Legal Maturity Date:	January 23, 2020
Expected Issuance Date:	February 25, 2008
Date Interest begins to accrue:	February 8, 2008
Interest Payment Dates:
23rd day of each month, beginning March 2008; provided, however, that if an event of default or early redemption event occurs with respect to these Class A notes, or if these Class A notes are not paid in full on the expected principal payment date, the issuance trust will begin making principal and interest payments on the 23rd day of every month

Price to Public:	$743,625,000 (or 99.15%), plus accrued interest from February 8, 2008 to the date of issuance
Underwriting Discount:	$2,625,000 (or 0.35%)
Proceeds to issuance trust:	$741,000,000 (or 98.80%), plus accrued interest from February 8, 2008 to the date of issuance
Underwriters and allocations:	Citi, $187,500,000 Lehman Brothers, $187,500,000 Merrill Lynch & Co., $187,500,000 RBS Greenwich Capital, $187,500,000
Underwriters' Concession:	0.30%
Reallowance Concession:	0.18%
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of the offered Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of the offered Class A notes
Maximum Class C Note Subordination:	An amount equal to 7.97721% of the initial dollar principal amount of the offered Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:	As of February 14, 2008, there were 77 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $65,966,249,918, consisting of:
	Class A notes Class B notes Class C notes	$57,880,249,918 $ 3,400,000,000 $ 4,686,000,000
As of February 14, 2008, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 4.49% per annum, consisting of:
	Class A notes Class B notes Class C notes	4.50% per annum 4.02% per annum 4.76% per annum
Master Trust Assets and Receivables:
The aggregate amount of credit card receivables in the master trust as of December 30, 2007 was $80,826,918,725, of which $79,778,536,490 were principal receivables and $1,048,382,235 were finance charge receivables.

Annex I:
The information presented in Annex I to the prior prospectus supplement has been superseded by the information presented in a Form 8-K filed with the SEC by Citibank Credit Card Master Trust I, the issuer of the collateral certificate, on February 11, 2008. Static pool information concerning losses, delinquencies, revenue yield and payment rate for the master trust receivables has been stored by Citibank (South Dakota) since January 2006 and can be found at  www.citigroup.com/citigroup/citibankmastertrust/staticpool.

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  The file number of the issuance trust's registration statement is 333-145220.  Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.